UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2017 (April 3, 2017)

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GRAY TELEVISION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation)	001-13796 (Commission File Number)	58-0285030 (IRS Employer Identification No.)

4370 Peachtree Road, NE, Atlanta, GA 30319 (Address of Principal Executive Office)

Registrant’s telephone number, including area code (404) 504 - 9828

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 3, 2017, Gray Television, Inc. (the “Company”) entered into the First Amendment and Incremental Facility Agreement (the “Amendment and Incremental Facility”) to the Company’s Third Amended and Restated Credit Agreement, dated as of February 7, 2017 (the “2017 Senior Credit Facility”), with Wells Fargo Bank, National Association, as Administrative Agent, and the lenders party thereto. Pursuant to the Amendment and Incremental Facility, the Company was provided an incremental term loan in an aggregate principal amount of $85.0 million (the “Incremental Term Loan”).

The Company used proceeds from borrowings under the Incremental Term Loan to prepay substantially all of the purchase price for the previously announced acquisition of WABI-TV (CBS/CW) in the Bangor, Maine television market (DMA 156) and WCJB-TV (ABC/CW) in the Gainesville, Florida television market (DMA 161) from Diversified Communications, Inc. (“Diversified Acquisition”) in connection with the Company’s commencement of operations of those stations under a pre-closing local marketing agreement with the stations’ owner. Any remaining proceeds will be used to pay the remainder of the purchase price for the Diversified Acquisition and for general corporate purposes. Pending regulatory approval, the Company expects the Diversified Acquisition will close in the second quarter of 2017.

The Incremental Term Loan constitutes an additional term loan, and has the same terms as the Company’s existing term loan under the 2017 Senior Credit Facility, including the same applicable interest rate and February 7, 2024 maturity date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAY TELEVISION, INC.
Date: April 7, 2017	By:	/s/ James C. Ryan
James C. Ryan Executive Vice President and Chief Financial Officer